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                                                                  EXHIBIT 11.1

                                     SECURICOR TELESCIENCES INC.
                   PRO FORMA NET INCOME (LOSS) PER COMMON SHARE CALCULATION (A)

                                         Year Ended       Six Months Ended
                                     September 30, 1996    March 31, 1997
                                     ------------------   ----------------

Pro forma net income (loss) per
   common share:

Net income (loss) - adjusted (A)          $2,549,000         $(2,314,000)
                                          ----------         ------------
                                          ----------         ------------
Weighted average number of shares
   issued and outstanding                  3,476,900           3,476,900

Number of shares that would be
   required to be sold in the initial
   public offering to fund (i) the
   payment of the obligations to
   parent and affiliates and (ii) the
   special dividend                        1,703,500           1,703,500
                                          ----------         -----------

Adjusted weighted average number
   of shares outstanding                   5,180,400           5,180,400
                                          ----------         -----------
Pro forma net income (loss) per
   common share                           $     0.49          $    (0.45)
                                          ----------         -----------
                                          ----------         -----------
-----------

(A) Pro forma Net Income (Loss) Per Common Share (Unaudited)

Pro forma net income (loss) per common share was calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the respective period. Pursuant to the requirements of the Securities and Exchange Commission, the calculation of pro forma net income (loss) per common share includes the number of shares that would be required to be sold in the initial public offering to fund the payment of the (i) $9,592,000 obligations to parent and affiliates and (ii) the $10,850,000 special dividend. In addition, the pro forma forma net income (loss) per common share for the year ended September 30, 1996 and the six months ended March 31, 1997 excludes interest expense on the obligations to parent and affiliates of $578,000 and $322,000, respectively, net of income taxes. Stock options to be granted prior to the initial public offering have been excluded from the calculation since the option prices will be equal to the initial public offering price and will therefore not be dilutive.